Exhibit 99.1

AlphaMetrix Aspect
Fund — MT0001
(A Cayman Islands Exempted Limited
Liability Company)

Financial Statements as of September 30, 2011
(unaudited) and December 31, 2010 and for the Three
and Nine Months Ended September 30, 2011 and
2010 (Unaudited)

ALPHAMETRIX ASPECT FUND — MT0001
 (A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2011 and DECEMBER 31, 2010
(Expressed in U.S. dollars)

	September 30, 2011 (Unaudited)	December 31, 2010

ASSETS
Equity in commodity trading account at clearing broker:
Cash	$72,696,440	$62,902,353
Investments, at fair value (representing unrealized appeciation on open contracts, net)	1,622,769	3,649,994
Cash at bank	3,067,989	2,107,698
Receivable from feeder fund	41,000	—
Accrued interest receivable	1,640	—

Total Assets	$77,429,838	$68,660,045

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)
LIABILITIES:
Accrued expenses	$—	$1,854
Payable to trading advisor	1,347,339	974,920

Total Liabilities	1,347,339	976,774

SHAREHOLDERS’ EQUITY (NET ASSETS) (NOTE 7):	76,082,499	67,683,271

Total Liabilities and Shareholders’ Equity (Net Assets)	$77,429,838	$68,660,045

Net asset value per share (63,173 and 62,478 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively; 4,999,802 shares authorized)	$1,204.35	$1,083.31

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
 (A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)
SEPTEMBER 30, 2011
(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity (Net Assets)

Long contracts:
Domestic
Futures contracts
Agriculture	67	$(429,831)	(0.57)%
Currency	5	(12,171)	(0.02)
Indices	35	(84,998)	(0.11)
Interest Rates	673	363,461	0.48
Metals	20	(260,195)	(0.34)
Foreign
Futures contracts
Indices
Interest Rates	2,753	748,707	0.98
Metals	35	(360,403)	(0.47)

Total long contracts		(35,430)	(0.05)

Short contracts:
Domestic
Futures contracts
Agriculture	95	161,617	0.21
Currency	1	263	0.00
Energy	181	765,191	1.01
Indices	87	15,528	0.02
Metals	5	84,563	0.11
Foreign
Futures contracts
Agriculture	35	40,720	0.05
Indices	141	(103,852)	(0.13)
Metals	69	588,054	0.77

Total short contracts		1,552,084	2.04

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		74,605	0.10
Total forward currency contracts - short		31,510	0.04

Total forward currency contracts		106,115	0.14

Investments - at fair value		$1,622,769	2.13%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2010
(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity

Long contracts:
Domestic
Futures contracts
Agriculture	326	$1,043,200	1.54%
Energy	167	334,546	0.49
Interest Rates	112	(39,769)	(0.05)
Metals	99	764,353	1.13
Indices	166	160,295	0.24
Currency	1	3,163	0.00
Foreign
Futures contracts
Agriculture	69	22,836	0.03
Indices	296	2,266	0.00
Interest Rates	632	40,829	0.06
Metals	71	412,506	0.61

Total long contracts		2,744,225	4.05

Short contracts:
Domestic
Futures contracts
Agriculture	7	(9,920)	(0.01)
Energy	49	(98,910)	(0.14)
Interest Rates	8	(7,406)	(0.01)
Foreign
Futures contracts
Indices	4	14,577	0.02
Interest Rates	220	(59,988)	(0.09)
Metals	15	(79,048)	(0.12)

Total short contracts		(240,695)	(0.35)

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		356,662	0.53
Total forward currency contracts - short		789,802	1.16

Total forward currency contracts		1,146,464	1.69

Investments - at fair value		$3,649,994	5.39%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001 (A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 and 2010 (Expressed in U.S. dollars)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

INVESTMENT INCOME:
Interest income	$7,700	$7,700	$—	$209

EXPENSES:
Trading costs	28,229	90,636	28,652	88,440
Interest expense	1,018	17,512	5,115	14,352
Bank fees	—	117	—	144

Total Expenses	29,247	108,265	33,767	102,936

NET INVESTMENT LOSS	(21,547)	(100,565)	(33,767)	(102,727)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	7,754,694	9,978,046	2,819,102	3,851,528
Foreign currency transactions	(69,220)	(71,387)	(4,991)	(30,691)

	7,685,474	9,906,659	2,814,111	3,820,837

Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	1,521,589	(2,027,225)	1,891,136	3,851,305
Translation of assets and liabilities denominated in foreign currencies	(7,862)	(8,631)	(947)	(2,776)

	1,513,727	(2,035,856)	1,890,189	3,848,529

Net realized and unrealized gain/(loss) on investments and foreign currency	9,199,201	7,870,803	4,704,300	7,669,366

Net increase/(decrease) in net assets resulting from operations	$9,177,654	$7,770,238	$4,670,533	$7,566,639

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001 (A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 and 2010 (Expressed in U.S. dollars)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Changes in net assets from operations:
Net investment loss	$(100,565)	$(102,727)
Net realized gain/(loss) from investments and foreign currency transactions	9,906,659	3,820,837
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(2,035,856)	3,848,529

Net increase/(decrease) in net assets resulting from operations	7,770,238	7,566,639

Changes in net assets from capital transactions:
Proceeds from issuance of shares	3,193,450	3,278,300
Redemptions of shares	(2,564,460)	(6,487,472)

Net increase/(decrease) in net assets resulting from capital transactions	628,990	(3,209,172)

Increase/(decrease) in net assets	8,399,228	4,357,467

NET ASSETS — Beginning of Period	67,683,271	58,514,766

NET ASSETS — End of Period	$76,082,499	$62,872,233

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix Aspect Fund — MT0001 (the “Master Fund”) was incorporated on November 1, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Aspect Capital Limited (the “Trading Advisor”) pursuant to its Aspect Diversified Program (the “Program”). The Program applies a fully systematic and broadly diversified global trading system, which deploys multiple trading strategies that seek to identify and exploit directional moves in market behavior of a broad range of global financial futures, commodity futures and over-the-counter (“OTC”) derivative contracts including (but not limited to) bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities. The Master Fund began trading November 3, 2008.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMetrix Managed Futures LLC is a Delaware series limited liability company (“LLC”) that currently has one series, the Aspect Series (“Public Feeder”) which is a public commodity pool. The Public Feeder was organized in October 2006, commenced operations in March 2007, and invests substantially all of its assets in the Master Fund. Neither the Master Fund nor the Public Feeder are registered under the Investment Company Act of 1940. In December 2009, the series of another newly organized Delaware series LLC, AlphaMetrix Managed Futures II LLC (the “Private Feeder”), began investing in the Master Fund. At September 30, 2011 and 2010, approximately 87% and 97%, respectively, of the Master Fund is owned by the Public Feeder and approximately 13% and 3%, respectively, is owned by the Private Feeder.

The Public Feeder and Private Feeder are collectively hereafter referred to as the “Feeder Funds.” Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by each Feeder Fund’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors (“Directors”). The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director, aside from the fiduciary responsibility that each Director serves in fulfillment of his or her respective role as Director of the Master Fund.

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange

Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and registered transfer agent (“RTA”) and is a member of the National Futures Association (“NFA”). With respect to the Master Fund, the Sponsor does not provide RIA or RTA services.

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. The management and incentive fees due to the Trading Advisor, in accordance with the Trading Agreement, are calculated, recorded and allocated to the Investors by the Feeder Funds in accordance with the each Feeder Fund’s Confidential Offering Memorandum. These fees are paid by the Master Fund via redemptions by the Feeder Funds from the Master Fund.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash —The Master Fund holds various currencies at the clearing broker, of which $72,300,793 and $58,761,716 is held in U.S. Dollars (“USD”) at September 30, 2011 and 2010, respectively. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. On September 30, 2011, the Master Fund held positive positions of Australian Dollars, Canadian Dollars, Euros, British Pounds, Hong Kong Dollars, Malaysian Ringgit, Singapore Dollars, and USD, and negative positions of Swiss Francs, Japanese Yen, New Zealand Dollars, Swedish Krona, and South African Rand. On September 30, 2010, the Master Fund held positive amounts of Canadian Dollars, British Pounds, Hong Kong Dollars, Malaysian Ringgit, Swedish Krona, Singapore Dollars, and USD, and negative amounts of Australian Dollars, Euros, Japanese Yen, and South African Rand. Cash with the clearing broker as of September 30, 2011 and 2010 included restricted cash for margin requirements of $9,469,237 and $6,231,112, respectively. This cash becomes unrestricted when the underlying positions, to which it is applicable, are liquidated.

Cash held in the commodity trading account at clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing USD commercial bank account.

Depending on the Program and Investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is priced daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. Such fluctuations are included with the unrealized appreciation/(depreciation) on open contracts, net. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statements of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates. For the periods ended September 30, 2011 and 2010, the gain/(loss) from translation was ($8,631) and ($2,776), respectively.

Trading Costs — Trading costs generally consist of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward contracts. Commissions are paid on each individual purchase and sale transaction. Trading costs are allocated between the Feeder Funds, based upon ownership capital.

Interest Income/Expense — Interest income and expense is recognized on an accrual basis.

Operating Costs — Operating costs consist of legal, compliance, regulatory, audit, tax, administration, and other costs. In accordance with each Feeder Fund’s respective Confidential Offering Memorandum, each Feeder Fund is responsible for and will bear its pro rata share of the Master Fund’s operating costs.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. For the nine months ended September 30, 2011 and 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes. As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on each investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

3.	FAIR VALUE MEASUREMENTS

The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires the following disclosures about fair value measurements of assets and liabilities classified as Level 3 within the fair value hierarchy: the valuation process used by the reporting entity, quantitative information about the unobservable inputs used in a fair value measurement, and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The disclosures are effective for fiscal years beginning after December 15, 2011. The Sponsor has determined that the adoption of ASU No. 2011-04 has no impact upon the Master Fund’s financial statements.

A description of the valuation methodologies applied to the Master Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows. Inputs that are used in determining fair value of an investment may include price information, credit data, volatility statistics, and other factors. These inputs can be either observable or unobservable. All of the inputs for the Master Fund are observable. The availability of observable inputs can vary between investments and is affected by various factors such as type of investment and the volume and level of activity for that investment or similar investments in the marketplace. The Master Fund uses prices and inputs that are observable and current as of the measurement date.

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and OTC derivative contracts can include futures contracts, option on futures contracts, forward contracts and option contracts whose values are based on an underlying such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no significant transfers between levels for the nine months ended September 30, 2011 and 2010.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at September 30, 2011	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Agriculture	$229,659	$229,659	$—	$—
Currency	263	263	—	—
Energy	765,191	765,191	—	—
Indices	102,630	102,630	—	—
Interest Rates	1,611,979	1,611,979	—	—
Metals	672,617	672,617	—	—

Forward currency contracts	547,927	—	547,927	—

Total investment assets at fair value	3,930,266	3,382,339	547,927	—

Liabilities
Futures contracts
Agriculture	(457,153)	(457,153)	—	—
Currency	(12,171)	(12,171)	—	—
Indices	(275,952)	(275,952)	—	—
Interest Rates	(499,811)	(499,811)	—	—
Metals	(620,598)	(620,598)	—	—

Forward currency contracts	(441,812)	—	(441,812)	—

Total investment liabilities at fair value	(2,307,497)	(1,865,685)	(441,812)	—

Total investment assets at fair value - net	$1,622,769	$1,516,654	$106,115	$—

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Agriculture	$1,067,720	$1,067,720	$—	$—
Currency	3,163	3,163	—	—
Energy	354,771	354,771	—	—
Indices	257,640	257,640	—	—
Interest Rates	85,564	85,564	—	—
Metals	1,176,858	1,176,858	—	—

Forward currency contracts	1,395,526	—	1,395,526	—

Total investment assets at fair value	4,341,242	2,945,716	1,395,526	—

Liabilities
Futures contracts
Agriculture	(11,604)	(11,604)	—	—
Energy	(119,135)	(119,135)	—	—
Indices	(80,502)	(80,502)	—	—
Interest Rates	(151,898)	(151,898)	—	—
Metals	(79,047)	(79,047)	—	—

Forward currency contracts	(249,062)	—	(249,062)	—

Total investment liabilities at fair value	(691,248)	(442,186)	(249,062)	—

Total investment assets at fair value - net	$3,649,994	$2,503,530	$1,146,464	$—

Derivative Instruments — The Master Fund discloses certain quantitative and qualitative matters relating to derivatives as prescribed by FASB ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

Pursuant to the Program, the Master Fund engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively “derivatives”). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract. Also, see discussion in Notes 1 and 5.

At September 30, 2011, the Master Fund had open positions in the following sectors:

Agriculture — As of September 30, 2011, the Master Fund held 67 long agriculture contracts with a notional value of $2,450,598, and 130 short contracts with a notional value of $3,762,595. The Master Fund held positions in Coffee, Rice, Wheat, Milk, Soybeans, Livestock, Sugar, Corn and Orange Juice.

Currency — As of September 30, 2011, the Master Fund held 5 long currency futures contract with a notional value of $721,385 and 1 short contract with a notional value of $97,556. The Master Fund held currency positions in Australian Dollars, British Pounds, Canadian Dollars, Euros, Japanese Yen, Mexican Pesos, and Swiss Francs.

Energy — As of September 30, 2011, the Master Fund held 181 short contracts with a notional value of $9,825,433. The Master Fund had exposure to Crude Oil, Brent Crude, Heating Oil, Gas Oil, Gasoline, and Natural Gas.

Interest — As of September 30, 2011, the Master Fund held 3,426 long interest rate contracts with a notional value of $915,988,853. The Master Fund had exposure in the European, Australian, Asian, and North American interest rate markets.

Indices — As of September 30, 2011, the Master Fund held 35 long index contracts with a notional value of $1,616,240, and 228 short contracts with a notional value of $10,235,579. The Master Fund held positions primarily in the European, Asian, and North American markets.

Metals — As of September 30, 2011, the Master Fund held 55 long metals contracts with a notional value of $5,610,451, and 74 short contracts with a notional value of $4,841,588. The Master Fund held positions in Copper, Nickel, Aluminum, Lead, Zinc, Gold, Silver, and Platinum.

Forward currency contracts — As of September 30, 2011, the Master Fund held long contracts with a notional value of $21,501,442 and short contracts with a notional value of $21,395,326. The Master Fund held forwards in Canadian Dollars, Swiss Francs, Czech Koruna, Hungarian Forint, Japanese Yen, Mexican Pesos, Norwegian Krone, Polish Zloty, Swedish Krona, Singapore Dollars, Turkish Lira, and South African Rand.

At December 31, 2010, the Master Fund had open positions in the following sectors:

Agriculture — As of December 31, 2010, the Master Fund held 395 long agriculture contracts with a notional value of $15,067,936, and 7 short contracts with a notional value of $223,300. The Master Fund held positions in Coffee, Cocoa, Wheat, Livestock, Soybean, Canola Oil, Sugar, Corn, Cotton and Orange Juice.

Currency — As of December 31, 2010, the Master Fund held 1 long currency futures contract with a notional value of $154,100. The Master Fund held a position in Japanese Yen.

Energy — As of December 31, 2010, the Master Fund held 167 long energy contracts with a notional value of $15,554,815, and 49 short contracts with a notional value of $2,158,450. The Master Fund had exposure to Crude Oil, Brent Crude, Heating Oil, Gasoline, and Natural Gas.

Interest — As of December 31, 2010, the Master Fund held 744 long interest rate contracts with a notional value of $174,305,194, and 228 short contracts with a notional value of $53,044,438. The Master Fund had exposure in the European, Asian, and North American interest rate markets.

Indices — As of December 31, 2010, the Master Fund held 462 long index contracts with a notional value of $25,661,073, and 4 short contracts with a notional value of $527,669. The Master Fund held positions primarily in the European and North American markets.

Metals — As of December 31, 2010, the Master Fund held 170 long metals contracts with a notional value of $20,431,313, and 15 short contracts with a notional value of $1,545,188. The Master Fund held positions in Copper, Nickel, Aluminum, Lead, Zinc, Gold, Silver, and Platinum.

Forward currency contracts — As of December 31, 2010, the Master Fund held long contracts with a notional value of $53,033,808 and short contracts with a notional value of $51,887,344. The Master Fund held forwards in Swedish Krona, Canadian Dollars, Czech Koruna, Hungarian Forint, Mexican Pesos, Norwegian Krone, Polish Zloty, South African Rand, Swiss Francs, Japanese Yen, and Singapore Dollars.

During the three and nine months ended September 30, 2011, the Master Fund participated in 22,758 and 66,554 transactions. During the year ended December 31, 2010, the Master Fund participated in 74,882 transactions.

The following table presents the fair value of open derivative contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the derivative contracts are subject to master netting agreements and quality for net presentation in the Statements of Financial Condition in accordance with ASC 815.

As of September 30, 2011	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*

Agriculture	$229,659	$(457,153)
Currency	263	(12,171)
Energy	765,191	—
Indices	102,630	(275,952)
Interest Rates	1,611,979	(499,811)
Metals	672,617	(620,598)
Forward currency	547,927	(441,812)

Total derivatives not designated as hedging instruments under ASC 815	$3,930,266	$(2,307,497)

*Located in unrealized appreciation on open contracts, net in the Statements of Financial Condition.

As of December 31, 2010	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*

Agriculture	$1,067,720	$(11,604)
Currency	3,163	—
Energy	354,771	(119,135)
Indices	257,640	(80,502)
Interest Rates	85,564	(151,898)
Metals	1,176,858	(79,047)
Forward currency	1,395,526	(249,062)

Total derivatives not designated as hedging instruments under ASC 815	$4,341,242	$(691,248)

*Located in unrealized appreciation on open contracts, net in the Statements of Financial Condition.

The effect of trading derivative contracts on the Statements of Operations for the three and nine months ended September 30, 2011 and 2010 is detailed below:

	Net Trading Gain/(Loss)* three months ended September 30, 2011	Net Trading Gain/(Loss)* nine months ended September 30, 2011	Net Trading Gain/(Loss)* three months ended September 30, 2010	Net Trading Gain/(Loss)* nine months ended September 30, 2010

Futures contracts:
Agriculture	$(1,338,828)	$(2,364,644)	$372,703	$(1,024,949)
Currencies	(82,391)	60,627	13,319	3,719
Energy	107,632	1,358,794	(1,163,805)	(2,363,492)
Indices	311,642	(1,201,394)	(550,275)	(2,424,402)
Interest Rates	11,873,542	10,749,883	3,889,388	12,167,793
Metals	(420,550)	(837,871)	524,536	(629,443)

Total Futures contracts:	10,451,047	7,765,395	3,085,866	5,729,226

Forward currency contracts:	(1,174,764)	185,426	1,624,372	1,973,607

Total net trading gain/(loss)	$9,276,283	$7,950,821	$4,710,238	$7,702,833

* Includes both realized gains/(losses) of $7,754,694 and $9,978,046 and $2,819,102 and $3,851,528 and net change in unrealized appreciation (depreciation) of $1,521,589 and ($2,027,225) and $1,891,136 and $3,851,305 for the three and nine months ended September 30, 2011 and 2010, respectively, and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

4.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

5.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement. Unrealized gains on OTC derivative contracts due from the Master Fund’s counterparty at September 30, 2011 and December 31, 2010 are reflected in ASC 815 disclosures in Note 3.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with counterparties. In the event of a counterparty’s insolvency, recovery of the Master Fund’s assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the AlphaMetrix Risk Department.

6.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. Currently, AlphaMetrix AIA receives no direct compensation for the services provided.

AlphaMetrix360 Cayman, LLC (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, provides administration services for the Master Fund.

7.	CAPITAL STRUCTURE

The Share capital of the Master Fund is US$50,000 divided into (i) 2 voting, non-participating Management Shares of a nominal or par value of US$1.00 each and (ii) 4,999,800 non-voting, participating Portfolio Shares each being a non-voting share each of a nominal or par value of US$0.01 each. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to nearest whole share) for the nine months ended September 30, 2011 and 2010 are as follows:

	2011	2010

Shares outstanding — Beginning of Period	62,478	65,697

Shares subscribed	2,900	3,538
Shares redeemed	(2,205)	(6,959)

Shares outstanding — End of Period	63,173	62,276

8.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the nine months ended September 30, 2011 and 2010 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•

Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the nine months ended September 30, 2011 and 2010. Weighted average shares are computed using the month-end shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the nine months ended September 30, 2011 and 2010, and is not annualized.

•

The net investment loss and total expense ratios are computed based upon the weighted average net assets for the nine months ended September 30, 2011 and 2010, and are annualized. Weighted average net assets are computed using the average of month-end net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Net asset value — Beginning of Period	$1,083.31	$890.67

Per share data (for a share outstanding throughout the period):
Net investment loss	(1.58)	(1.57)
Total realized and unrealized gain/(loss) on investments and foreign currency	122.62	120.47

Total from investment operations	121.04	118.90

Net asset value — End of Period	$1,204.35	$1,009.57

Total return	11.17%	13.35%

Ratio to average net assets:
Net investment loss	(0.19)%	(0.22)%

Total expenses	0.20%	0.22%

9.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through November 14, 2011, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraph, there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

Between October 1, 2011 and November 14, 2011, the Master Fund had subscriptions of $464,250 and redemptions of $175,089, exclusive of any capital activity accrued as of September 30, 2011.

* * * * * *

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the report as of September 30, 2011 and for the three and nine months ended September 30, 2011 and 2010 (unaudited), is accurate and complete.

/s/ Aleks Kins

Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor